Exhibit 10.2

Service Agreement

This agreement (this “Agreement”) is effective as of the Effective Date (as defined below)

BETWEEN:

Foundation Sports Systems LLC, a Massachusetts limited liability company (the “Company”)

AND:

Charles Ruddy, an individual residing in Massachusetts (the “Executive”)

A. The Company has offered to Executive the position of President of the Company.

B. The Company and the Executive wish to formally record the terms and conditions upon which the Executive will be hired by the Company and serve as the Slinger Bag Group’s strategic leadership team and President of the Company.

C. Each of the Company and the Executive has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

DESCRIPTION OF POSITION, ROLE

(a)	Engagement of the Executive as President of the Company. Effective from the date on which the Company is acquired by Slinger Bag Inc. or one of its affiliates and reporting directly to the Chief Executive Officer of the Slinger Bag group (the “CEO”) and/or its Board of Directors of Slinger Bag Inc. (the “Board”), the Executive will serve as the President of the Company on the terms and subject to the conditions of this Agreement;

(b)	The Executive’s primary responsibilities include providing the strategic vision for the Company, implementing the appropriate company structure, defining the core business objectives, making major corporate decisions, directing and managing the overall operations and resources of the Company, acting as the main point of communication between the Board, CEO and corporate operations and being the public face of the Company, in each case subject to, and in accordance with, applicable laws and regulations.

(c)	The Executive will faithfully, honestly and diligently serve the Company, co-operate with the Slinger Bag group and Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably. The Executive will provide any other services not specifically mentioned herein, but, which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained at all times.

(d)	The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the CEO and the Board.

(e)	The Executive will report the results of his duties hereunder to the CEO and/or Board as it may request from time to time.

1.1	1.3 Entity: The Executive’s primary role covers the Company, but to the extent requested by the CEO or Board, the Executive will devote such of his time, skills, expertise and experience as is requested to all the Company’s group entities (currently Slinger Bag Inc, Slinger Bag Americas Inc, Slinger Bag Ltd (Israel), Slinger Bag Canada Inc, Slinger Bag International (UK) Inc), as well as any future acquisitions the company may make or subsidiaries or affiliates the Company may establish.

Article 2

COMPENSATION

2.1 Remuneration.

i.	Salary: The Executive shall be paid a “base salary” of U.S. $250,000.00 per annum. This, (together with any increases thereto as hereinafter provided) will be noted as “Base Salary”. The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.

ii.	vacation: The Executive shall be entitled to 3 weeks paid vacation on an annual basis for the first 3 years of this agreement, after which the entitlement increases to 4 weeks annually, and after 7 years to 5 weeks. While Executive’s are strongly encouraged to take their full vacation entitlement within the calendar year, in circumstances where full entitlement is not used by end of fiscal year end (April 30th) of year following entitlement, any unused days shall – at Executive’s option- be either (a) carried forward to the following year, or (2) paid out in cash (at Executive’s prorated base salary).

iii.	Pension contribution: as the Company does not (as yet) have a formal Executive Pension Plan, the Company will contribute 5.0% of the Executive’s Base Salary (on an annualized basis) to a self- directed pension plan at the financial institution of the Executive’s choosing. The information regarding the pension plan shall be provided to the payroll team who will execute the payments into the pension plan via adp payroll or other method of the Company’s choosing.

2.2 Incentive Plans: The Executive will be entitled to participate in:

i.	the Company’s annual incentive plan at a 30% of Base Salary eligibility level. The plan has components of both company AND individual performance targets. The final payout may vary up or down based on the performance against targets, but at 100% achievement level, the Executive is eligible for a 30% performance bonus. Specific targets for the 2021-2022 plan (for year ending April 30, 2022) are being finalized, but the principles of the plan are targets each with a “floor, target, & ceiling parameter”. Payouts are calculated based on Base Salary at time of plan finalization, with each component measured against audited year end results. In cases where the eligible Executive’s employment period is less than 52 weeks, bonus eligibility will be prorated on weeks of service with the company divided by 52.

ii.	company equity & or share option plans. Executive is eligible to participate in any equity or option plan adopted for its directors, officers and/or Executives. Currently the only plan the Company has relating to equity/share option plan is an Incentive Stock Option Plan (“ISOP”). Parameters for the 2021-2022 ISOP are to be finalized in the coming months, but the program will be retroactive to the date of employment in terms of award grant for the 2021-2022 year (based on May 1, 2021-April 30, 2022 fiscal year). Subject to confirming this by email or otherwise in writing, the Company intends to award the Executive shares of its common stock or warrants in value equal to 50% of the Executive’s applicable Base Salary on an annual basis.

2.3 Other Renumeration:

i.	“Employer Benefit Plan” the Executive shall be eligible to participate in standard executive benefit plans (for U.S. based executives), such plan to include without limitation, group medical, prescription drug, dental & vision care, life and permanent disability insurance as well as the above noted pension plan. As the Company currently does not have a plan in place, the Executive shall seek individual coverage for the above noted items and shall be re-imbursed by the Company for such costs.

ii.	Out of pocket expenses: Executive shall be re-imbursed for all reasonable business expenses incurred in connection with his duties to the company. This includes mobile phone costs, costs of home office, travel related expenses, or any other expense incurred on behalf of the company.

ARTICLE 3

LIABILITY INSURANCE INDEMNIFICATION

3.1 Officers & Directors Insurance Indemnification: the Company will insure the Executive (including heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

ARTICLE 4

CONFIDENTIALITY AND NON-COMPETITION

4.1 Maintenance of Confidential Information.

a)	The Executive acknowledges that, in the course of performing his/her obligations hereunder, the Executive may, either directly or indirectly, have access to and be entrusted with confidential information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the “Confidential Information”).

b)	The Executive acknowledges that, the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees that, as long as he/she works for the Company, the Executive will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party

c)	The Executive agrees that, upon termination of his/her services for the Company (for whatever reason), he/she will immediately surrender to the Company or, at the Executive’s option, destroy all Company Confidential Information then in his/her possession or under his/her control. In the event that Executive destroys Confidential Information, Executive shall promptly (and, in any event, within 10 days of termination) confirm such destruction to the Company in writing.

4.2 Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a) is available to the public generally;

(b) becomes part of the public domain through no fault of the Executive;

(c) is already in the lawful possession of the Executive at the time of receipt of the Company’s Confidential Information; or

(d) is compelled by applicable law or regulation to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

ARTICLE 5

TERMINATION

5.1 Termination of Employment. The Executive’s employment may be terminated only as follows:

(a)	Termination by the Company

	(i)	For Cause: The Company may terminate the Executive’s employment for Cause.

	(ii)	Without Cause: The Company may terminate Executive’s employment at any time by giving Executive 60 days prior written Notice of the termination. In such a case, 100% of the Executive’s unvested stock and option compensation of any nature will vest without any further action required on the part of the Executive or the Company and the Company will deliver to the order of the Executive promptly, upon receipt of a written demand of the Executive, such shares of common stock or options at its sole expense as become due to Executive hereunder. The Executive’s right to receive compensation whether in cash or securities shall survive any termination of this Agreement Without Cause.

(b)	Termination by the Executive

	(i)	For Good Reason. The Executive may terminate the Executive’s employment with the Company for Good Reason.

	(ii)	Without Good Reason. The Executive may voluntarily terminate his employment with the Company at any time by giving the Company 60 days prior written Notice of the termination.

(c)	Termination Upon Death or Disability

	(i)	Death. The Executive’s employment shall terminate upon the Executive’s death.

	(ii)	Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability.

(d)	For the purpose of this Article 5, “Cause” means:

	(i)	Breach of Agreement. Executive’s material breach of Executive’s obligations of this Agreement, not cured after 30 days’ Notice from the Company.

	(ii)	Gross Negligence. Executive’s gross negligence in the performance of Executive’s duties.

	(iii)	Crimes and Dishonesty. Executive’s conviction of or plea of guilty to any crime involving, dishonesty, fraud or moral turpitude.

	(iv)	In the event of termination of this agreement for Cause, the Company may terminate the Executive’s employment after 30 days’ Notice.

(e)	For the purpose of this Article 5, “Good Reason” means:

	(i)	Breach of Agreement. The Company’s material breach of this Agreement, which breach has not been cured by the Company within 30 days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Executive.

	(ii)	Non-Payment. The failure of the Company to pay any amount due to Executive hereunder, which failure persists for 30 days after written notice of such failure has been received by the Company.

	(iii)	Change of Responsibilities/Compensation. Any material reduction in Executive’s title or a material reduction in Executive’s duties or responsibilities or any material adverse change in Executive’s Base Salary or any material adverse change in Executive’s benefits.

	(iv)	Change of Location. Any relocation of the premises at which Executive works to a location more than 50 miles from such location, without Executive’s consent.

(f)	It is agreed that in the event of termination of this agreement if the Company decides that the Executive’s services are not needed during the termination period, the Company will continue to be responsible for paying Base Salary, providing his benefits (or a cash allowance in lieu thereof) and equity compensation as defined in Article 2 of this Agreement for the entire termination period. Neither the Company, nor the Executive will be entitled to any notice or payment in excess of that specified in this Article 5.

(g)	Upon the termination (whether for cause, disability, death, without cause, for good reason or without good reason), the Company shall pay to Executive within 30 days of the termination date (i) any accrued but unpaid Base Salary for services rendered as of the date of termination, (ii) (if applicable) any accrued but unpaid vacation pay, (iii) the business expenses reasonably incurred by the Executive up to the date of termination or resignation and properly reimbursable, and (iv) payment of any cash allowance for benefits, in each case less any applicable deductions or withholdings required by law.

Section 5.2 Termination for Cause, Disability or Death

In the event that this Agreement and the Executive’s employment with the Company is terminated for Cause, the Company shall provide the Executive written notice thereof and Executive shall be entitled only to the amounts specified in Section 5.1 plus all vested common or preferred shares and, if applicable options and warrants.

Section 5.3 Termination without Cause

In the event this Agreement and the Executive’s employment with the Company is terminated by the Company without Cause (other than for death or disability), then in addition to the amounts specified in Section 5.1 and subject to the Executive’s execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Company and anyone connected with it in form acceptable to the Company, the Executive shall be entitled to receive, and the Company shall pay the Executive (less statutory deductions and withholdings) the equivalent of 6 months gross compensation as defined in Section 2.1 and 2.3, plus any unpaid salary, bonuses, &/or eligible out of pocket costs. Such amount to be paid in full within 30 days of the termination date.

ARTICLE 6

MUTUAL REPRESENTATIONS

6.1 The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b) do not require the consent of any person or entity.

6.2 The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and

b)	do not require the consent of any person of entity.

6.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7

NOTICES

7.1 Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a) in the case of the Company, to:

Slinger Bag Inc. to be provided under separate cover within three days after the date hereof; in the event that Executive does not receive notice of address within such period, then Executive shall be entitled to send any notice to any email address of the Company known to Executive and the sending of any such notice shall constitute receipt of notice whether the Company receives such notice or not.

(b) and in the case of the Executive, to the Executive’s last residence address known to the Company or the Executive’s personal email address held by the company.

7.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 8

GENERAL

8.1 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.2 Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.3 Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.4 Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, it is agreed that in the event that the Company participates in a merger, acquisition, restructuring, reorganization or other transaction in which the Company is merged into, sold to or otherwise becomes part of or owned by another company or entity, this Agreement will remain in force and be binding on any such successor, surviving or acquiring company or entity.

8.5 Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.6 Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.7 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.8 Time. Time is of the essence in this Agreement.

8.9 Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New York. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable State of New York or federal court.

8.10 This Agreement (including all Annexes thereto) constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Sports Systems LLC

Charles Ruddy
Title:	President

Agreed and accepted:

Charles Ruddy

Slinger Bag Inc.

Name:	Mike Ballardie
Title:	Chief Executive Officer